FOR IMMEDIATE RELEASE

Penske Automotive Group Completes $550 Million Offering
of 5.75% Senior Subordinated Notes

BLOOMFIELD HILLS, MI, August 28, 2012 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today announced that it has completed the previously announced offering of $550 million aggregate principal amount of 5.75% senior subordinated notes due 2022 (the “2022 Notes”) in a private offering. The 2022 Notes were offered to qualified institutional buyers in the United States pursuant to Rule 144A, and outside the United States pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

The Company intends to use the net proceeds of this offering to purchase any and all of the Company’s $375.0 million in principal amount of 7.75% senior subordinated notes due 2016 (the “2016 Notes”), and to pay fees and expenses in connection with the offering. The remaining proceeds from this offering will be used to repay amounts currently outstanding under the Company’s U.S. credit agreement and, if additional funds are remaining, its U.S. floor plan borrowings.

The 2022 Notes have not been registered under the Securities Act or the securities laws of any other jurisdictions, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the 2022 Notes or the 2016 Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 340 retail automotive franchises, representing 41 different brands and 30 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 170 franchises in 17 states and Puerto Rico and 170 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 16,000 employees.

Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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